Exhibit 99.1

News Release
NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Reports 2014 First Quarter Results

•	Net Sales decreased 2.9% compared to last year’s first quarter, primarily due to poor weather and transportation issues

•	Diluted adjusted EPS of $0.16 per share for the first quarter of 2014 compared to $0.24 per share for the first quarter of 2013

•	Extremely poor weather conditions and transportation issues negatively impacted net sales by approximately $9.6 million and resulted in a decrease in net income of approximately $2.5 million or $0.07 per share

•	Material Handling Segment’s net sales and adjusted income before taxes rose 13% and 10%, respectively

•	Expect year-over-year adjusted EPS growth for second quarter and full year 2014

April 24, 2014, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the first quarter ended March 31, 2014.

Summary

	For the Quarter Ended
	March 31, 2014	March 31, 2013
	(Dollars in thousands, except per share data)
Net sales	$208,789	$214,980
Gross profit	$50,028	$58,318
Gross profit margin	24.0%	27.1%
Income before taxes	$1,060	$12,152
Net Income:
Income	$680	$7,883
Income per diluted share	$0.02	$0.23

Gross profit as adjusted*	$55,889	$58,483
Gross profit margin as adjusted*	26.8%	27.2%
Income before taxes as adjusted*	8,502	$12,860
Net income as adjusted*:
Income	$5,441	$8,102
Income per diluted share	$0.16	$0.24

*	Details regarding the pre-tax adjusted charges are provided on the Reconciliation of Non-GAAP Financial Measures included in this release.

•	Net sales in the first quarter of 2014 decreased 2.9% to $208.8 million compared to $215.0 million in the first quarter of 2013.

•	The gross profit margin as adjusted was 26.8% in the first quarter of 2014 compared to 27.2% in the first quarter of 2013.

•	Adjusted net income per diluted share was $0.16 in the first quarter of 2014 compared to $0.24 in the first quarter of 2013.

President and Chief Executive Officer John C. Orr said, “Extremely poor weather conditions and transportation issues during most of the first quarter negatively impacted sales by approximately $9.6 million and net income by approximately $2.5 million or $0.07 per share. We lost multiple selling and production days, particularly in January and February, with our Lawn and Garden Segment being the most impacted. Despite this difficult start to the year, the Material Handling Segment performed well and we were encouraged by our performance in March. We continue to anticipate that our full year 2014 results will show another year of improved earnings.”

“In February, we announced that the Board of Directors increased the Company’s first quarter dividend by 44% and approved a $40 million share repurchase which is expected to be completed in 2014. The dividend increase and share repurchase show our commitment to returning capital to shareholders while we invest in new product development and cost improvement.”

Segment Results

The results below are as adjusted and exclude restructuring and other unusual pre-tax charges as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the first quarter of 2014 increased 13% to $90.6 million compared to $80.0 million for the first quarter of 2013 as a result of strong sales to the food processing and agricultural end markets. Material Handling’s adjusted income before taxes was $10.9 million for the first quarter of 2014 compared to $9.9 million for the first quarter of 2013, an increase of 10%. Improved income from the higher sales volume was partially offset by a less favorable sales mix year-over-year.

Net sales in the Lawn and Garden Segment for the first quarter of 2014 were $49.8 million compared to $60.4 million for the first quarter of 2013. Lawn and Garden’s adjusted loss before taxes for the first quarter of 2014 was $0.1 million compared to adjusted income before taxes of $2.7 million for the first quarter of 2013. Extremely poor weather conditions and transportation issues severely impacted the segment’s sales and operations. Additionally, startup inefficiencies in phase two of the segment’s restructuring project more than offset $1.8 million of savings that were generated from phases one and two of the project during the first quarter. The Company continues to estimate that the total savings from the restructuring project will be $13.0 million on an annualized basis.

Net sales in the Distribution Segment were $39.7 million for the first quarter of 2014 compared to $42.6 million for the first quarter of 2013. Sales were lower year-over-year primarily as a result of poor weather and the closure of the segment’s Canadian branches which took place in the first quarter of 2014. Distribution’s adjusted income before taxes was $2.9 million for the first quarter of 2014 and for the first quarter of 2013. A more favorable product mix offset the decrease in income from the lower sales volume during the quarter.

Net sales in the Engineered Products Segment were $32.7 million for the first quarter of 2014 compared to $37.0 million for the first quarter of 2013. Lower sales volumes in both custom and transplant auto sales compared to last year were partially offset by strong RV and marine sales. Engineered Products’ adjusted income before taxes was $3.8 million for the first quarter of 2014 compared to $5.1 million for the first quarter of 2013. The decline in sales was the primary reason for the lower income before taxes year-over-year.

Other Financial Items

Capital expenditures totaled $4.7 million for the three months ended March 31, 2014 and are forecasted to be approximately $35 to $40 million for the full year of 2014.

The Company purchased $5.1 million of its common stock in the quarter ended March 31, 2014.

2014 Outlook

Driven by productivity improvements, cost savings and benefits from the Lawn and Garden Segment’s restructuring initiatives, the Company anticipates that full year adjusted earnings (excluding restructuring and other unusual pre-tax charges) will increase year-over-year.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, April 24, 2014 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID #13580122.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and under vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; harsh weather conditions; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE QUARTER ENDED MARCH 31, 2014 AND 2013

(Dollars in thousands, except share data)

	For the Quarter Ended
	March 31, 2014	March 31, 2013
Net sales	$208,789	$214,980
Cost of sales	158,761	156,662

Gross profit	50,028	58,318
Selling, general and administrative expenses	47,389	45,074

Operating income	2,639	13,244
Interest expense, net	1,579	1,092

Income before income taxes	1,060	12,152
Income tax expense	380	4,269

Net income	$680	$7,883

Income per common share:
Basic	$0.02	$0.24
Diluted	$0.02	$0.23

Weighted Average Common Shares Outstanding
Basic	33,518,543	33,504,222
Diluted	34,018,475	33,859,416

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

CONDENSED CONSOLIDATED GROSS PROFIT (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended
	March 31, 2014	March 31, 2013
Gross profit as reported	$50,028	$58,318
Restructuring and other adjustments in cost of sales
Material Handling Segment	—	162
Lawn and Garden Segment	5,861	—
Engineered Products Segment	—	3

Gross profit as adjusted	$55,889	$58,483

Note on Reconciliation of Income and Earnings Data: Gross profit excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Condensed Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that gross profit excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses gross profit excluding these items as well as other financial measures in connection with its decision-making activities. Gross profit excluding these items should not be considered in isolation or as a substitute for gross profit prepared in accordance with GAAP. The Company’s method for calculating gross profit excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended
	March 31, 2014	March 31, 2013	% Change
Net Sales
Material Handling	$90,613	$79,989	13.3%
Lawn and Garden	49,825	60,363	(17.5)%
Distribution	39,735	42,649	(6.8)%
Engineered Products	32,697	36,956	(11.5)%
Inter-company Sales	(4,081)	(4,977)

Total	$208,789	$214,980	(2.9)%

Income (Loss)
Before Income Taxes
Material Handling	$10,940	$9,705	12.7%
Lawn and Garden	(7,043)	2,281	—
Distribution	2,371	2,839	(16.5)%
Engineered Products	3,789	5,077	(25.4)%
Corporate	(8,997)	(7,750)

Total	$1,060	$12,152	(91.3)%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions, except per share data)

	For the Quarter Ended
	March 31, 2014	March 31, 2013
Material Handling
Income before taxes as reported	$10.9	$9.7
Restructuring expenses	—	0.2

Income before taxes as adjusted	10.9	9.9

Lawn and Garden
(Loss) income before taxes as reported	(7.0)	2.3
Restructuring expenses and other adjustments	6.9	0.4

(Loss) income before taxes as adjusted	(0.1)	2.7

Distribution
Income before taxes as reported	2.4	2.8
Restructuring expenses	0.5	0.1

Income before taxes as adjusted	2.9	2.9

Engineered Products
Income before taxes as reported	3.8	5.1
Restructuring expenses	—	—

Income before taxes as adjusted	3.8	5.1

Corporate and interest expense
Loss before taxes as reported	(9.0)	(7.7)
Severance and other adjustments	—	—

Loss before taxes as adjusted	(9.0)	(7.7)

Consolidated
Income before taxes as reported	1.1	12.2
Restructuring expenses and other adjustments	7.4	0.7

Income before taxes as adjusted	8.5	12.9
Income taxes	3.1	4.8

Net income as adjusted	$5.4	$8.1

Adjusted earnings per diluted share	$0.16	$0.24

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Condensed Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Current Assets
Cash	$5,738	$6,539
Accounts receivable, net	130,833	112,459
Inventories	118,848	106,524
Other	10,374	9,388

Total Current Assets	265,793	234,910
Other Assets	84,567	85,069
Property, Plant, & Equipment, Net	146,522	149,478

Total Assets	$496,882	$469,457

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$70,705	$98,263
Accrued expenses	39,928	52,320

Total Current Liabilities	110,633	150,583
Long-term debt, net	116,691	44,347
Other liabilities	16,638	14,687
Deferred income taxes	24,194	24,333
Total Shareholders’ Equity	228,726	235,507

Total Liabilities & Shareholders’ Equity	$496,882	$469,457

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013

(Dollars in thousands)

	March 31, 2014	March 31, 2013
Cash Flows From Operating Activities
Net income	$680	$7,883
Items not affecting use of cash
Depreciation	8,424	8,150
Amortization	909	1,001
Non-cash stock compensation	788	438
Provision for loss on accounts receivable	361	822
Deferred taxes	(116)	2,227
Other long-term liabilities	1,081	885
Gain from asset disposition	(46)	—
Tax benefit from options	(650)	(37)
Payments on performance based compensation	(1,293)	(1,719)
Cash flows used for working capital:
Accounts receivable	(18,529)	(9,833)
Inventories	(12,134)	(2,224)
Prepaid expenses	(1,577)	(237)
Accounts payable and accrued expenses	(38,567)	(13,859)

Net cash used for operating activities	(60,669)	(6,503)

Cash Flows from Investing Activities
Capital expenditures	(4,653)	(4,508)
Proceeds from sale of property, plant and equipment	48	—
Other	—	96

Net cash used for investing activities	(4,605)	(4,412)

Cash Flows from Financing Activities
Proceeds from long-term debt	89,000	—
Net (repayment of) borrowing on credit facility	(16,700)	10,763
Cash dividends paid	(3,118)	—
Proceeds from issuance of common stock	1,781	1,706
Tax benefit from options	650	37
Repurchase of common stock	(5,062)	(1,955)
Shares withheld for employee taxes on equity awards	(1,083)	—
Deferred financing costs	(196)	—

Net cash provided by financing activities	65,272	10,551

Foreign Exchange Rate Effect on Cash	(799)	469

Net (decrease) increase in cash	(801)	105
Cash at January 1	6,539	3,948

Cash at March 31	$5,738	$4,053